EXHIBIT 99.1

CAI International, Inc. Announces Favorable Refinancing of Debt

SAN FRANCISCO, CA, September 25, 2007—CAI International, Inc. (CAI) (NYSE: CAP) announced today that it has completed the refinancing of its existing revolving credit facility.

CAI stated that it has entered into a new $200 million, 5-year revolving credit agreement to a group of financial institutions led by Bank of America, N.A., that will replace its existing $170 million revolving credit agreement. The interest rate on the $200 million facility will be variable, with the applicable interest rate based on LIBOR and CAI’s financial performance. At closing, the initial interest rate will be LIBOR + 1.00%.

According to Masaaki (John) Nishibori, CAI’s President and Chief Executive Officer, the Company will use the new credit facility to refinance existing debt outstanding under the prior credit facility and fund new equipment purchases.  Mr. Nishibori commented, “We are very pleased to have entered into this new credit facility.  Our objectives in refinancing the existing credit facility were to lower our borrowing costs and improve upon some of the terms under the agreement.  With the support of our longstanding relationship lenders, we accomplished these objectives and increased the size of the facility.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers.  As of June 30, 2007, the company operated a worldwide fleet of 689,000 TEU of containers through 10 offices located in 8 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results to differ materially from current expectations including, but not limited to, economic conditions, customer demand, increased competition and others.  CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its registration statement on Form S-1. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release.  Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:
Victor Garcia, Chief Financial Officer
(415) 788-0100
vgarcia@capps.com